EXHIBIT 10.3
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated September 12, 2006, shall become effective upon the consummation of the mergers contemplated by the Agreement and Plan of Merger referenced below (the “Effective Date”), is entered into by and between HEALTH CARE REIT, INC., a Delaware corporation (the “Corporation”), and DANIEL R. LOFTUS (the “Executive”).
          WHEREAS, the Executive serves as an executive officer of Windrose Medical Properties Trust (the “Trust”), which is the sole general partner of Windrose Medical Properties L.P. (the “LP”);
          WHEREAS, the Corporation and certain of its subsidiaries, simultaneously with the execution of this Agreement, are entering into an Agreement and Plan of Merger with the Trust and the LP (“Merger Agreement”) providing for the merger of the Trust into a wholly owned subsidiary of the Corporation and the merger of a wholly owned subsidiary of the Corporation into the LP (collectively, the “Mergers”); and
          WHEREAS, effective as of the Effective Date, the Corporation wishes to assure itself of the services of the Executive for the period provided in this Agreement, and the Executive is willing to serve in the employ of the Corporation for such period upon the terms and conditions set forth in this Agreement.
          NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, agree as follows:
     1. EMPLOYMENT.
          The Corporation employs the Executive as the Executive Vice President — Medical Properties Division (the “Division”) of the Corporation and Senior Vice President of the Corporation upon the terms and conditions herein contained, and the Executive agrees to accept such employment and to serve in such positions, and to perform the duties and functions customarily performed by such officer in a publicly traded corporation. The Executive’s responsibilities will generally include management of the business development process from the Division, internal legal support for the Division, including HADC, and support of the President of the Division in all aspects of operations. In such capacity, the Executive shall report to the President of the Division, and shall have such powers and responsibilities consistent with his position as the President of the Division, the President of the Corporation, the Chief Executive Officer of the Corporation or the Chairman or Vice Chairman of the Corporation may assign to him.
          Throughout the Term of this Agreement, the Executive shall devote his best efforts and all of his business time and services to the business and affairs of the Corporation.

     2. TERM OF AGREEMENT.
          The term of employment under this Agreement shall be for two years beginning on the Effective Date and expiring on the day before the second anniversary of the Effective Date (“Term”). The Term will automatically be extended for successive two-year periods unless either the Corporation or the Executive gives at least six months’ written notice of termination before the end of the then-current Term. As used in this Agreement, “Term” means only the then-current two-year period.
          Notwithstanding the foregoing, the Corporation shall be entitled to terminate this Agreement immediately, subject to a continuing obligation to make any payments required under Section 5 below, if the Executive (i) becomes disabled as described in Section 5(b), (ii) is terminated for Cause, as defined in Section 5(c), or (iii) voluntarily terminates his employment before the Term expires, as described in Section 5(d).
     3. SALARY AND BONUS.
          The Executive shall receive a retention bonus on the later of (x) the Effective Date or (y) January 2, 2007 of (i) $266,750, plus (ii) shares of the Corporation’s common stock having a value of $200,000 (“Initial Stock Award”) based on the closing price of the Corporation’s common stock as of the date prior to the date of the Effective Date. All such shares shall be fully vested as of the Effective Date and shall be fully registered under state and federal securities laws and approved for listing on the New York Stock Exchange so as to be freely tradable by the Executive at the time of receipt.
          The Executive shall receive a Base Salary (“Base Salary”) during the Term as follows, payable in equal semi-monthly installments in accordance with the Corporation’s customary payroll practices:

Year	Base Salary
Year 1	$260,000

Year 2	$267,800
          The Executive shall also be eligible to receive a bonus (“Performance Bonus”) from the Corporation each fiscal year during the Term. The amount of the Performance Bonus shall be determined by the Compensation Committee of the Corporation’s Board, using such performance measures as the Compensation Committee deems to be appropriate; provided, however, that the target amount of such bonus for 2007 and 2008 shall be between 25% and 50% of the Executive’s Base Salary.
          Notwithstanding anything herein to the contrary and in addition to any other payment described herein, if not paid by the Trust or the LP prior to the Effective Date, the Corporation shall pay to the Executive, no later than the later of the Effective Date or March 15, 2007, the cash amount of $94,000, representing the full amount of the Executive’s bonus for 2006 from the Trust and the LP in accordance with the bonus criteria for the Executive in place for the 2006 fiscal year.

     4. ADDITIONAL COMPENSATION AND BENEFITS.
          The Executive shall receive the following additional compensation and welfare and fringe benefits:
          (a) Stock Options and Other Long-Term Incentives. During the Term, any stock options, restricted stock or other awards under the Corporation’s 2005 Long-Term Incentive Plan shall be at the discretion of the Compensation Committee of the Corporation’s Board; provided, however, that the target Long-Term Incentive Range shall be between 25% and 70% of the Executive’s Base Salary and Performance Bonus.
          (b) Health Insurance. The Corporation shall provide the Executive and his dependents with health insurance, life insurance and disability coverage on terms no less favorable than that from time to time made available to other key employees.
          (c) Vacation. The Executive shall be entitled to up to three weeks of vacation during each year during the Term.
          (d) Business Expenses. The Corporation shall reimburse the Executive for all reasonable expenses he incurs in promoting the Corporation’s business, including expenses for travel and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures.
          (e) Other Benefits. In addition to the benefits provided pursuant to this Section 4, the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Corporation as are applicable generally to other executive officers, and in such welfare benefit plans, programs, practices and policies of the Corporation as are generally applicable to other executive officers, unless such participation would duplicate, directly or indirectly, benefits already accorded to the Executive.
     5. PAYMENTS UPON TERMINATION.
          In addition to payment of the amount described in Section 5(f):
          (a) Involuntary Termination. If the Executive’s employment is terminated by the Corporation during the Term, the Executive shall be entitled to receive his Base Salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any Performance Bonus earned but unpaid with respect to fiscal years or other periods (including any partial fiscal years) preceding the termination date. The Executive shall also receive any nonforfeitable benefits payable to him under the terms of any deferred compensation, incentive or other benefit plan maintained by the Corporation, payable in accordance with the terms of the applicable plan.
          If the termination is not a termination for Cause, as described in Section 5(c), a voluntary termination by the Executive as described in Section 5(d), or a result of the Executive’s death or disability, then the Corporation shall also be obligated to make a series of monthly severance payments to the Executive for each month during the remainder of the Term. Each monthly payment shall be equal to the Executive’s monthly Base Salary for the remainder of the Term. If the Executive obtains a replacement position with any new employer (including a position as an officer, employee, consultant or agent, or self-employment as a partner or sole proprietor), the payments shall be reduced by all amounts the Executive receives as compensation for services performed during such period. The Executive shall be under no duty to mitigate the amounts owed to him under this Section 5(a) by seeking such a replacement position.
          In addition, if the termination is not a termination for Cause as described in Section 5(c), a voluntary termination by the Executive as described in Section 5(d), or a result of the Executive’s death or disability, then:
          (i) the Initial Stock Award and any stock options, restricted stock or other awards granted to the Executive under the Corporation’s 2005 Long-Term Incentive Plan shall become fully vested and, in the case of stock options, exercisable in full; and
          (ii) the Executive shall be provided continued coverage at the Corporation’s expense under any life, health and disability insurance programs maintained by the Corporation in which the Executive participated at the time of his termination for the remainder of the Term (but not less than six months), or until, if earlier, the date the Executive obtains comparable coverage under benefit plans maintained by a new employer.
          (b) Disability. The Corporation shall be entitled to terminate this Agreement, if the Board determines that the Executive has been unable to attend to his duties for at least 90 days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such termination, the Executive shall be entitled to receive his Base Salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any Performance Bonus earned but unpaid with respect to fiscal years or other periods (including any partial fiscal years) preceding the termination date. In addition, the Initial Stock Award shall become fully vested and the Corporation shall make a series of monthly disability payments to Executive, each equal to his monthly Base Salary during the remainder of the Term. Payment of such disability benefit shall commence with the month following the date of the termination by reason of permanent disability and continue each month for the remainder of the Term, but shall terminate at an earlier date if the Executive returns to active employment, either with the Corporation or otherwise. Any amounts payable under this Section 5(b) shall be reduced by any amounts paid to the Executive under any long-term disability plan or other disability program or disability insurance policies maintained or provided by the Corporation.
          (c) Termination for Cause. If the Executive’s employment is terminated by the Corporation for Cause, the amount the Executive shall be entitled to receive from the Corporation shall be limited to his Base Salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any Performance Bonus earned but unpaid with respect to the fiscal year of the Corporation most recently ended, and any nonforfeitable benefits payable to the Executive under the terms of deferred compensation, incentive or other benefit plans maintained by the Corporation.
          For purposes of this Agreement, the term “Cause” shall be limited to (i) action by the Executive involving willful disloyalty to the Corporation, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 7 and 8 below; or (ii) the Executive being convicted of a felony; or (iii) the Executive being convicted of any lesser crime or offense committed in connection with the performance of his duties hereunder or involving moral turpitude; or (iv) the intentional and willful failure by the Executive to substantially perform his duties hereunder as directed by the Corporation’s Chairman, Vice Chairman, Chief Executive Officer or President or the President of the Division (other than any such failure resulting from the Executive’s incapacity due to physical or mental disability); or (v) the Executive’s failure to obtain minimum performance goals to be determined by the Compensation Committee of the Corporation’s Board, in its discretion. Notwithstanding the foregoing, willful disloyalty shall not be deemed to include the refusal of the Executive to engage in any unlawful or unethical conduct or conduct in violation of the Corporation’s policies.
          (d) Voluntary Termination by the Executive. If the Executive resigns or otherwise voluntarily terminates his employment before the end of the Term, the amount the Executive shall be entitled to receive from the Corporation shall be limited to his Base Salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any Performance Bonus earned but unpaid with respect to any fiscal years or other periods (including any partial fiscal years) preceding the termination date, and any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans of the Corporation.
          For purposes of this Section 5(d), a resignation by the Executive shall not be deemed to be voluntary and shall be deemed to be involuntary under Section 5(a) if the Executive is (i) assigned to a position other than Executive Vice President of the Division and Senior Vice President of the Corporation (other than for Cause or by reason of permanent disability); (ii) assigned duties materially inconsistent with such position; (iii) directed to report to anyone other than the President of the Division or the President, Vice Chairman, Chief Executive Officer or Chairman of the Corporation; (iv) asked by the Corporation to locate in any place other than Nashville, Tennessee or Indianapolis, Indiana; or (v) directed to engage in any unlawful or unethical conduct or conduct in violation of the Corporation’s policies.
          (e) Death. If the Executive dies during the Term, the Corporation shall pay to the Executive’s estate a lump sum payment equal to the sum of the Executive’s Base Salary accrued through the date of death, any accrued but unpaid vacation pay, plus any Performance Bonus earned but unpaid with respect to fiscal years or other periods (including any partial fiscal years) preceding the date of death. In addition, the Corporation shall pay to the Executive’s surviving spouse (or such other beneficiary as the Executive may designate in writing) a lump sum payment equal to the present value of the monthly Base Salary that would have been paid during the remainder of the Term. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in The Wall Street Journal (or similar publication) for the date of death. In addition, the death benefits payable by reason of the

Executive’s death under any retirement, deferred compensation, life insurance or other employee benefit plan maintained by the Corporation shall be paid to the beneficiary designated by the Executive, and the stock options, restricted stock or other awards held by the Executive under the Corporation’s stock plans shall become fully vested, and, in the case of stock options, exercisable in full, in accordance with the terms of the applicable plan or plans.
          (f) Termination Payment. Notwithstanding anything herein to the contrary, in addition to any other amounts payable to Executive under this Section 5, if the Executive’s employment terminates or is terminated at any time during the first two-year Term for any reason (including, but not limited to, a termination for Cause), if the Executive dies or is disabled during the first two-year Term, or this Agreement is not renewed or extended, then the Corporation shall pay to the Executive, or his surviving spouse or other beneficiary, a lump sum termination payment of $288,000 (“Termination Payment”), which payment shall be made on the last day of Executive’s employment by the Corporation. The Termination Payment shall not be subject to offset, reduction or credit under any other provision of this Agreement or under any other circumstances, except for the reduction of such payment in this Agreement if renewed as set forth in the following sentence. If the Executive’s employment is extended for an additional two-year Term after the expiration of the Term of this Agreement, and thereafter the Executive’s employment is terminated at any time during the second two-year Term for any reason, if Executive dies or is disabled during the second two-year Term, or this Agreement is not renewed or extended at the end of the second two-year Term, then the Corporation shall pay to the Executive an amount equal to one-half of the Termination Payment, in addition to any other amounts otherwise payable to the Executive under any extended or new agreement, which payment shall be made on the last day of the Executive’s employment by the Corporation.
          (g) Section 409A. This Section 5(g) applies if any benefit or payment under this Agreement that is payable on account of termination of the Executive’s employment is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Executive is a “specified employee” (as defined in Section 409A of the Code). In that event, any such benefit or payment that is payable on account of the Executive’s termination of employment shall begin to be paid on the first day of the seventh month beginning after the Executive’s termination of employment. The first payment of such benefit or payment shall include the amount that would have been paid following the Executive’s termination of employment and on or before such first payment but for the requirement of the preceding sentence.
          (h) Relocation Allowance. If the Corporation requests that the Executive relocate from Indianapolis, Indiana to Nashville, Tennessee, the Corporation shall reimburse the Executive for reasonable moving expenses.
     6. WITHHOLDING.
          The Corporation shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

     7. PROTECTION OF CONFIDENTIAL INFORMATION.
          The Executive shall keep all confidential and proprietary information of the Corporation or relating to its business confidential, and he will not (except with the Corporation’s prior written consent), while in the employ of the Corporation or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a “need to know.” The Executive shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Corporation) under any circumstances during or after the term of his employment. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Corporation or is otherwise in the public domain at the time of disclosure.
          The Executive recognizes that because his work for the Corporation may bring him into contact with confidential and proprietary information of the Corporation, the restrictions of this Section 7 are required for the reasonable protection of the Corporation and its investments and for the Corporation’s reliance on and confidence in the Executive.
     8. COVENANT NOT TO COMPETE.
          The Corporation and the Executive acknowledge and agree that as a former executive officer of the Trust, the Executive has knowledge and experience in the business of the Trust and that the limitations on the Executive’s activities described in this Section 8 are reasonable and appropriate. The Executive shall not, either during the Term or during the period of two years from the time the Executive’s employment under this Agreement (as the same may be extended) is terminated for any reason, engage in any business activities on behalf of any enterprise which competes with the Corporation in the business of the passive ownership of senior housing or health care facilities, or passive investing in or lending to health care-related enterprises, including, without limitation, medical office buildings, hospitals of any kind, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, active adult projects or any similar types of facilities or projects. The Executive will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, trustee, executive, agent, partner, proprietor or other participant; provided that the ownership of no more than 2% of the stock of a publicly traded entity engaged in a competitive business shall not be deemed to be engaging in competitive business activities. Notwithstanding the foregoing, nothing in this section shall restrict the Executive from becoming associated with a private law firm.
          The Executive agrees that he shall not, for a period of two years from the time his employment under this Agreement ceases (for whatever reason), solicit any employee or full-time executive of the Corporation for the purposes of hiring or retaining such employee or executive.
          Notwithstanding the provisions of any other agreement between the Executive and the Trust, the LP or any of their affiliates, the parties agree that the provisions of any such other agreement that purport to restrict the business, employment or investment activities of the Executive or impose confidentiality obligation on the Executive shall be null and void and of no further force and effect as of the Effective Date and thereafter the provisions of Section 7 and this Section 8 shall be the sole provisions relating to restriction on the business, employment or business activities of the Executive or confidentiality obligations binding upon the Executive or enforceable against the Executive by the Corporation or any of its subsidiaries or affiliates.
     9. INJUNCTIVE RELIEF.
          The Executive acknowledges and agrees that it would be difficult to fully compensate the Corporation for damages resulting from the breach or threatened breach of the covenants set forth in Sections 7 and 8 of this Agreement. Accordingly, the Corporation shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Northern District of Ohio or in any court in the State of Ohio having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Corporation’s right to claim and recover damages.
          It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.
     10. NOTICES.
          All notices or communications hereunder shall be in writing and sent certified or registered mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):
If to the Corporation:
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio 43604
Attention: Chief Executive Officer
If to the Executive:
Daniel R. Loftus
Windrose Medical Properties Trust
3502 Woodview Trace, Suite 210
Indianapolis, Indiana 46268
The actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.

     11. SEPARABILITY.
          If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.
     12. ASSIGNMENT.
          This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Corporation, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.
     13. ENTIRE AGREEMENT.
          This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Corporation, the LP or the Trust and the Executive, including the Change of Control Severance Agreement dated on or about August 16, 2002 and the Confidentiality Agreement dated on or about August 16, 2002 among the Executive, the Trust and the LP. This Agreement may be amended at any time by mutual written agreement of the parties hereto.
     14. GOVERNING LAW.
          This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Ohio, other than the conflict of laws provisions of such laws.
     15. SURVIVAL.
          Sections 5, 6, 7, 8, 9, 11, 13, 14 and 16 shall survive any expiration or termination of this Agreement.
     16. EXCISE TAX INDEMNIFICATION.
          The Executive shall be entitled to a payment or payments under this Section 16 if any payment or benefit provided under this Agreement or any other plan, agreement or arrangement with the Corporation, the Trust, the LP or any of their affiliates constitutes an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code, but without regard to Section 280G(b)(2)(A)(ii) of the Code) and the Executive incurs a liability under Section 4999 of the Code. The amount payable to the Executive under this Section 16 shall be the amount required to indemnify the Executive and hold him harmless from the application of Sections 280G and 4999 of the Code, together with any interest or penalties related thereto, with respect to benefits, payments, accelerated exercisability and vesting and other rights under this Agreement or otherwise, and any income, employment, hospitalization, excise and other taxes and penalties attributable to the indemnification payment. The benefit payable under this Section 16 shall be calculated and paid not later than the date (or extended filing date) on which the tax return reflecting liability for the excise tax under Section 4999 of the Code is required to be filed with the Internal Revenue Service. To the extent that any other plan, agreement or arrangement requires that the Executive be indemnified and held harmless from the application of Sections 280G and 4999 of the Code, any such indemnification and the amount required to be paid to the Executive under this Section 16 shall be coordinated so that such indemnification is paid only once and the obligations of the Corporation, the Trust, the LP or any of their affiliates shall be satisfied to the extent of any such other payment (and vice versa).
          The Executive and the Corporation agree that the application of Sections 280G and 4999 of the Code may not be clear in all cases. The Executive agrees that the Company may take the position that all or part of a payment or payments are not “excess parachute payments” (as defined above) and do not result in liability under Section 4999 of the Code. The Executive agrees that his individual tax returns will be prepared in a manner that is consistent with the Corporation’s position on such matters if the Executive’s professional tax preparer concludes, in his or her professional opinion, that the Corporation’s position is reasonable based on published rulings, regulations and other authority. If the Executive’s individual income tax return is prepared in accordance with the preceding sentence, i.e., in a manner consistent with the Corporation’s position, then (in addition to any benefit payable under the preceding paragraph) the Corporation shall indemnify the Executive, and hold him harmless, from any liability for tax, penalty, interest or otherwise arising from the position stated on the Executive’s individual income tax return related to the application of Section 280G or 4999 of the Code to payment from the Corporation, the Trust, the LP or any of their affiliates. If the Executive’s professional tax preparer does not agree that the Corporation’s position is reasonable based on published rulings, regulations and other authority, then the Executive’s individual tax return will reflect any liability under Section 4999 of the Code that such professional tax preparer determines is appropriate and the Corporation shall indemnify the Executive and hold him harmless in accordance with the preceding paragraph.

          IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

Attest:	HEALTH CARE REIT, INC.

/s/ Erin C. Ibele	By:	/s/ George L. Chapman

Chief Executive Officer

Witness:	EXECUTIVE:

/s/ Charles W. Hiller	By:	/s/ Daniel R. Loftus

Daniel R. Loftus